SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              SILVERADO MINES LTD.
                              --------------------
                (Name of Registrant as Specified In Its Charter)

               Payment of Filing Fee (Check the appropriate Box:)

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

December 12, 1996

To the Members of Silverado Mines Ltd.

Ladies and Gentlemen:

                             Re: Shareholders Rights

     Contained in this proxy statement are a number of items which are proposed for the general benefit of the Company and which are customarily referred to as either "poison pills" or "shareholder rights proposals", depending upon one's frame of reference. We are asking that you approve them with your vote in person or by proxy at the Annual General Meeting now scheduled to be held on March 31, 1997 because we believe that they are in the best interest of all Members of the Company.

     At the outset, it is important to note that there are no known attempts by anyone to take over the Company or to establish a significant position in our stock. To the best of our knowledge, no one controls more than 5.3% of the Company's stock, and Garry Anselmo, the Company's founder, Chairman and Chief Operating Officer, is the only person who controls that much. We believe that being widely held is healthy for the Company, and after everything is said and done, that fact alone is probably the very best defense you have to being stripped of the value your stock represents. The more shareholders there are holding a modest percentage of the Company's stock, the less likely it is that someone will be able to come along and gather up the Company for a token payment, strip the assets and pocket a windfall.

     For several years, however, management has considered the possibility of such an action taking place and how it would affect the Company. Over nearly two and a half decades Silverado has been steadily building toward establishing itself as a reputable producer, starting with a dream and bringing together a stable organization consisting of people who believe in that dream and who have the skills and training to help make that dream come true. We believed in the Fairbanks goldbelt long before Cyprus Amax and Newmont came to town. Through our efforts a new player has also arrived on the scene in the person of Homestake Mining Company who agreed this past November to buy the Marshall Dome and Whiskey Gulch properties from us. We have been enhancing our holdings in the Fairbanks area consistently to improve our position even more. All this has occurred without incurring any debt, save and except for a $2,000,000 convertible debenture which we expect to retire within the next twenty-four months in cash or in stock. These accomplishments are attributable solely to the unstinting efforts of Mr. Anselmo.

     In May 1995, a proposal was adopted by the Board of Directors at a meeting which took place shortly after the Annual General Meeting to put the first piece of the shareholders rights package together to protect the two independent directors and the chairman from the ill effects of a hostile take-over bid. The portion of the proposal relating to the Chairman is outlined in the proxy statement. Essentially, if it happens that the Chairman were to be terminated or induced to resign as a result of such a change in control, he would receive a $4 million stipend.1 This proposal creates a financial barrier between a raider and the Company on the one hand, and grants Mr. Anselmo a reasonable reward in the case of a hostile take-over, on the other.

     A key point is that neither this proposal nor any of the other shareholder rights proposals described in the proxy statement will come into play if the Company is bought out by a friendly party on terms which the Board of Directors deems fair. The fiduciary duty of the Board, and every member of the Board individually, is to take such steps and approve such actions which they believe are in the best interests of the Members - a duty which is taken very seriously by every Board member.

     In addition, the proxy statement contemplates increasing the authorized capital from 75 million shares to 100 million. Although it is not anticipated that the Company will need to draw on that incremental increase in the near future, it is clear that the flexibility of having a quantity of stock available to offer a friendly suitor if necessary to prevail in a proxy fight against a raider is extremely necessary and may ultimately be very beneficial to the Members.

     Further, the proxy statement contains two proposals which are designed to amend the Company's Memorandum of Incorporation by adding: 1) a "fair price provision" which will keep a raider from buying just enough stock to take control of the Company and, once in control, running the Company into the ground and depriving the remaining shareholders of the benefit of their investment; and
2) a "bar to repurchase provision" which would deter a potential raider from threatening a raid if he were not bought out at a premium.


--------
1 Originally, the Board of Directors (Mr. Anselmo not voting) proposed that Mr. Anselmo be awarded a $6 million stipend; however, that figure was the subject of debate within the Company, not because Mr. Anselmo was undeserving of such a sum, but because Mr. Anselmo believed that it was inconsistent with his fundamental premise that his duty was to get the Company up and running, mining profitably, before he sought to reap any reward. The counter-argument, of course was that the higher the number, the greater the deterrent to a malicious take-over attempt. Ultimately a compromise was achieved which effectively reduced the figure from the proposed $6 million figure to $4 million.

     The fair price provision says that a raider

          can't dispose of 10% or more of the assets of the Company

          within three years after he announced his plan to become a ten percent shareholder, unless he has

          -    the approval of a majority of the outstanding stock or

          - the consent of a majority of the pre-takeover directors with whom he is not affiliated.

     This kind of corporate raid can take place when a raider starts a proxy fight by offering to buy stock in the Company at a premium. For instance, if Silverado had 50 million shares outstanding, and if the stock were selling for $.75 per share, a raider might offer $1.00 for the first 10 million shares which were presented to him and then refuse all other offers. That would give him 10 million shares for $10 million. He would then be a twenty percent shareholder and could elect himself and his friends to control positions on the board, throw out the existing management and threaten to sell off the assets of the corporation. He could then tell the remaining shareholders that they have a choice: sell their stock to him at, say $.25 per share, or watch the price of the stock drop as he sold off the assets of the Company at fire sale prices.

     This change in the rules would require the raider to offer the same price to everyone, and also require that he get approval from a majority of the shares or a majority of the pre-takeover, disinterested directors to sell off the Company's assets.

     The bar to repurchase provision would protect the company from a raider who buys a block of stock and threatens to take over the Company if the Company doesn't buy him out at a premium.

     Using the numbers in the previous example, a raider might buy 5 million shares and then remove the Board and require the Company to buy his stock for $10 million.

     The proposed change in the rules would require such a raider to obtain the consent of a majority of the shareholders or a majority of the disinterested directors.

     The final change is an automatic options vesting proposal. This proposal would amend the officers and directors stock option plan so that if there were a "change in control" of the Company, all outstanding options would immediately become vested and exercisable. This change would encourage officers and directors to exercise their options and would dilute a raider's position, increasing the cost of a takeover.

     Such a provision will not make a raid impossible, but only more expensive and time-consuming, therefore more difficult. Usually, in a take-over situation, the attack is unanticipated and occurs when a Company is most vulnerable. Time is on the Company's side, so the raider's greatest advantage is to act quickly, stampeding shareholders into believing that their investment is at risk if they don't consent to unreasonable proposals. Raiders feast on fear and greed. If a raid can be held off for even a modest amount of time, a company under attack may be able to find another bidder which will raise the ante; or even better, the company can communicate to its Members the implications of the take-over attempt so that they can make sound judgments based upon an objective evaluation of their own economic self-interest. The point of all of these provisions, therefore, is not to entrench management but to ensure that the Members don't get hurt unnecessarily by a raid.

     We believe these proposals have been carefully thought out and meaningfully evaluated, and we offer them to the Members in the firm belief that they are part of a prudent strategic plan. We commend them to you and recommend their approval.

Sincerely,
SILVERADO MINES LTD.


J. P. Tangen
President & CEO

                              SILVERADO MINES LTD.

                                  Form of Proxy

           This proxy is solicited on behalf of the Hoard of Directors of Silverado Mines Ltd. (the "Company"), for the Annual General Meeting of the Members of the Company to be held on March 31, 1996 (the "Meeting").

     The undersigned,  a registered Member of the Company, hereby appoints Garry
L. Anselmo, or failing him, J. P. Tangen, or instead of either of the foregoing, ______________________________________ or failing him or her,
_________________________________________,  as  proxy of the  undersigned,  with full power of substitution, to attend, act and vote in respect of all shares registered in the name of the undersigned at the Meeting and at any and all adjournments thereof. Without limiting the general powers hereby conferred, the said proxy is directed, in respect of the following matters to give effect to the following choices as indicated by check marks or X's:

1.   Proposal One - To Elect Directors

     This proposal, if enacted, would elect each of the following persons as a Director of the Company for the ensuing year:

     Garry L. Anselmo
          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

     J. P. Tangen
          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

     Maxwell Fleming
          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

     James F. Dixon
          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

2.   Proposal Two - To Appoint Auditors

     This proposal, if enacted, would appoint KPMG Peat Marwick Thorne as auditors for the Company for the ensuing year at a remuneration to be fixed by the Board of Directors.

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

3.   Proposal  three - To change the name of the Company to Silverado Gold Mines
     Ltd.

     This proposal, if enacted, would change the name of the Company by adding the word "Gold" to its name.

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

4.   Proposal Four - To Increase the Authorized Capital of the issuer

     This proposal, if enacted, would increase the authorized Capital of the Company from Seventy-Five Million (75,000,000) Common Shares to One Hundred Million (100,000,000) Common Shares.

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

5.   Proposal  Five  -  To  Approve  Garry  L.   Anselmo's   Change  in  Control
     Compensation

     This proposal, if enacted, would approve an employment severance agreement with Garry L. Anselmo for leaving the Company following a Change in Control for $4,000,000.

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

6. Proposal Six - To amend the Company's Articles of Incorporation to add new Parts 20 and 21

     This proposal, if enacted, amend the Company's Articles to add a new Part 20 involving business combinations and a new Part 21 involving tender offers

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

7. Proposal Seven - To amend the Company's Articles to repeal and replace Part 6 and to add a new Part 22

     This proposal, if enacted, to amend the Company's Articles to repeal and replace Part 6 and to add a new Part 22.

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

8. Proposal Eight - To amend the Company's 1994 Stock Option Plan and all stock option agreements outstanding with officers and directors of the Company

     This proposal, if enacted, would amend the Company's 1994 Stock Option Plan and all stock option agreements outstanding with officers and directors of the Company to provide that in the event of a Change in Control of the Company, all then outstanding options would immediately become vested and exercisable at the lower of the stated option price or the Change in Control Price.

          Vote For [ ] Vote Against [ ] Withhold From Voting [ ]

9. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          If no direction is made, this Proxy will be voted FOR the nominees listed above and FOR Proposals Two through Eight

NOTES:

A. The signature below must conform to the name or the member(s) as registered. To be valid, a proxy must be dated and signed by the member(s) or his attorney authorized in writing. Executors, administrators, trustees or other personal representatives signing on behalf or a registered member(s) should so indicate when signing. Where shares are held jointly, either owner may sign. Where the shares are held by a company, a duly authorized officer or attorney of the company must sign. If the proxy is executed by the personal representative for an individual member(s) or by an officer or attorney of a corporate member(s), not under its corporate seal, the instrument empowering the personal representative, officer or attorney as the case may be, or a notarial certified copy thereof, must accompany the proxy.

B. A proxy, to be effective, must be deposited at the office of the Company's registrar and transfer agent, Montreal Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3G9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the meeting or any adjournment thereof.

C. Reference is specifically made to the accompanying Proxy Statement and Information Circular for further information and instructions.

D. If the date is not completed in the space provided, this proxy shall be deemed to bear the date on which it was mailed to the Members.

Dated this Day of____________ , 1997. (Please insert date of execution.)




----------------------------------------------------
Signature of the Member



----------------------------------------------------
Name of the Member (please print)



----------------------------------------------------
Address of the Member



----------------------------------------------------
City/Province (State)

                              SILVERADO MINES LTD.
                         505 - 1111 West Georgia Street
                             Vancouver, B.C. V6E 4M3
                               Tel: (604) 689-1535

                   Notice of Annual General Meeting of Members
                   -------------------------------------------

     Notice is hereby given that the Annual General Meeting of Members (the "Meeting") of Silverado Mines Ltd. (the "Company") will be held at 2800 Park Place, 666 Burrard Street, Vancouver, British Columbia, on Monday, March 31, 1997, at the hour of 9:00 a.m. (Vancouver time), for the following purposes:

1. To elect four Directors to serve until the 1998 Annual General Meeting of Members or until their successors are elected.

2.   To appoint Auditors and to authorize the Directors to fix remuneration.

3. To consider and vote upon a proposal to amend the Company's Memorandum of Incorporation to change the name of the Company to "Silverado Gold Mines Ltd." (This is a Special Resolution which requires the affirmative vote of not less than three-quarters of the votes cast at the Meeting.)

4. To consider and vote upon a proposal to amend the Company's Memorandum of Incorporation to increase the number of authorized Common Shares from 75,000,000 to 100,000,000 shares. (This is an Ordinary Resolution which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Meeting.)

5. To consider and vote upon a proposal to approve an employment severance agreement with Garry L. Anselmo, the Company's Chairman, pursuant to which he will be paid (US) $4,000,000 in the event he leaves the employ of the Company following a "Change in Control" of the Company. (This is an Ordinary Resolution which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Meeting.)

6. To consider and vote upon a proposal to amend the Company's Articles to add a new Part 20 involving business combinations and a new Part 21 involving tender offers. (This is a Special Resolution which requires the affirmative vote of not less than three-quarters of the votes cast at the Meeting.)

7. To consider and vote upon a proposal to amend the Company's Articles to repeal and replace Part 6 and to add a new Part 22. (This is a Special
     Resolution which requires the affirmative vote of not less than three-quarters of the votes cast at the Meeting.)

8. To amend the Company's 1994 Stock Option Plan and all stock option agreements outstanding with officers and directors of the Company to provide that in the event of a Change in Control of the Company, all then outstanding options would immediately become vested and exercisable at the lower of the stated option price or the Change in Control Price. (This is an Ordinary Resolution which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Meeting.)

9. To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed February 14, 1997 as the record date for determining the Members who are entitled to receive notice of and vote at the Meeting. Members who are unable to attend the Meeting in person are requested to read, complete, sign and mail the enclosed Form of Proxy in accordance with the instructions set out in the Proxy Form and in the Proxy Statement and Information Circular accompanying this Notice. Please advise the Company of any change in your mailing address.

     DATED at Vancouver, British Columbia this __ day of March, 1997.

BY ORDER OF THE BOARD OF DIRECTORS

                         , Secretary
------------------------

                              SILVERADO MINES LTD.

                    Proxy Statement and Information Circular
                    ----------------------------------------

     Except as otherwise stated, the information contained herein is stated as of March __, 1997. This Proxy Statement and Information Circular (the "Proxy Statement") and accompanying Form of Proxy are expected to be mailed to registered Members on or about March __, 1997.

                             Solicitation of Proxies

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Management") of Silverado Mines Ltd. (the "Company") for use at the Annual General Meeting of Members of the Company (the "Meeting") to be held on Monday, March 31, 1997, and any adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the regular employees of the Company. All costs of solicitation by Management will be borne by the Company.

     The Company has also made arrangements with brokerage houses and other intermediaries to send proxies and proxy materials at the Company's expense to unregistered members of the Company.

                      Appointment and Revocation of Proxies

     The persons named as proxy holder in the accompanying Form of Proxy are directors of the Company and were designated by the Management of the Company. A member wishing to appoint some other person (who need not be a Member) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying Form of Proxy and inserting the desired person's name in the blank space provided in the Form of Proxy, or by completing another form of proxy. A proxy will not be valid unless the completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Montreal Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof.

     A Member who has given a proxy may revoke it by an instrument in writing executed by the Member or by his or her attorney authorized in writing or, where the Member is a corporation, by a duly authorized officer or attorney of that corporation, and delivered to the said office of Montreal Trust Company of Canada, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or to the Chairman of the Meeting on the day of the Meeting, or in any other manner provided by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

                                Voting of Proxies

     Shares represented by properly executed proxies in favor of persons designated in the enclosed Form of Proxy will be voted FOR the nominees for election as directors (Proposal One), FOR the appointment of auditors at a remuneration established by the Board (Proposal Two) and FOR Proposals Three through Eight or withheld from voting if so indicated on the Form of Proxy.

     The shares represented by proxies will, on any poll where a choice with respect to any matter to be acted upon has been specified in the Form of Proxy, be voted in accordance with the specification made. If no choice is specified with respect to any matter referred to herein, it is intended on a ballot to vote such shares in favor of each such matter.

     Executed proxies marked "Withhold from Voting" will not be considered as votes cast "For" or "Against" a proposal. If a broker or other record holder or nominee indicates on a proxy that it does not have authority to vote on a particular proposal, those shares will not be voted "For" or "Against" such proposal.

     The enclosed Form of Proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the Meeting. In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the Meeting or any further or other business is properly brought before the Meeting, it is the intention of persons designated in the enclosed Form of Proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Proxy Statement, the Management of the Company knows of no such amendment, variation or other matter which may be presented to the Meeting.

                            Voting Securities; Quorum

     The shares of Common Stock of the Company are entitled to one vote each, and the number outstanding as at October 22, 1996 is 54,906,493 shares of Common Stock without par value. Only members of record by 4:30 p.m. (Vancouver time) on February 14, 1997, who either personally attend the Meeting or who have completed and delivered a Form of Proxy in the manner and subject to the provisions described herein, shall be entitled to receive notice of and to vote or to have their shares voted at the Meeting.

     The presence in person or by proxy of at least two persons entitled to vote is necessary to convene the Meeting.

         Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information, as of December 16, 1996, as to the beneficial ownership of shares of the Company's only outstanding class of securities, its Common Stock, by each person or group who, to the knowledge of the Company at that date, was a beneficial owner of 5% or more of the outstanding shares of common stock; by each director and executive officer required to be named in the Summary Compensation Table; and by all directors and executive officers as a group. The table does not include information regarding shares of Common Stock held in the names of certain depositories/clearing agencies and nominees for various brokers and individuals.

                                                                  Percentage of
                                             Amount of Nature      Outstanding
Name and Address of Beneficial Owner        of Beneficial Owner   Voting Shares
------------------------------------        -------------------   -------------
Garry L. Anselmo                                 2,884,681  (1)            5.3%
Suite 505 - 1111 West Georgia Street
Vancouver, BC V6E 4M3

J.P. Tangen                                        200,002  (2)            0.4%
Delta, BC

K. Maxwell Fleming                                 251,000  (3)            0.5%
West Vancouver, BC

James F. Dixon                                     414,500  (4)            0.8%
West Vancouver, BC

All Directors and Executive Officers as          3,750,183                 6.8%
   a group (4 persons)

Tri-Con Group                                    1,884,614  (5)            3.4%
Suite 505 - 1111 West Georgia Street
Vancouver, BC V6E 4M3

(1)  Comprised  of 1,557  shares  held by Tri-Con  Mining  Ltd.,  of which Garry
     Anselmo owns 75%, 1,883,057 shares held by Tri-Con Mining Inc., a wholly-owned subsidiary of Tri-Con Mining Ltd. ("Tri-Con Group"), and 67 shares and director's options for 1,000,000 shares held directly by Mr. Anselmo.
(2)  Includes director's options for 200,000 shares.
(3)  Includes director's options for 250,000 shares.
(4)  Includes director's options for 300,000 shares.
(5) Tri-Con Group holds all shares under note (1), save 67 shares and 1,000,000 director's options shares held by Mr. Anselmo.

                              United States Dollars

     All dollar amounts listed in this Proxy Statement are stated in United States dollars.

                Compensation of Directors and Executive Officers

     Summary Compensation Table. The following table discloses compensation paid during the three fiscal years ended November 30, 1996 to all individuals who served as the Company's CEO or in a similar capacity during the fiscal year ended November 30, 1996 and the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers at November 30, 1996 and whose total compensation exceeded $100,000, if any:

                                                                           Long Term
                                       Annual Compensation           Compensation Awards(4)
                                       -------------------           ----------------------
     Name and                                                        Securities Underlying     All Other
Principal Position        Year  Salary ($)     Bonus ($)  Other ($)      Options/SARs (#)    Compensation
------------------        ----  ----------     ---------  ---------  ----------------------  ------------
J.P. Tangen(1)            1996  $  255,868     $    -0-   $    -0-                     -0-   $  -0-
CEO & President           1995  $  202,249     $    -0-   $    -0-                  200,000  $  -0-
                          1994  $   15,600 (2) $    -0-   $    -0-                     -0-   $  -0-
Garry L. Anselmo(1)(3)    1996  $     -0-      $    -0-   $    -0-                     -0-   $  -0-
Chairman, C.O.O.,         1995  $     -0-      $    -0-   $    -0-                1,000,000  $  -0-
CEO and President         1994  $     -0-      $    -0-   $    -0-                     -0-   $  -0-

(1) Mr. Tangen was elected to serve as the Company's President and CEO effective November 1, 1994. Those positions had been held by Mr. Anselmo who was elected Chairman and Chief Operating Officer effective November 1, 1994.

(2) Mr. Tangen's salary is specified as $10,000 per month, net of withholding and other taxes, resulting in an annual salary equal to $120,000 plus taxes due on that net amount. During the months of November 1994 through May 1995 and the month of August 1995, Mr. Tangen was compensated through Silverado Mines (U.S.), Inc., a wholly-owned U.S. subsidiary of the Company, of which he is also President and CEO. During the remaining months of fiscal 1995, Mr. Tangen was paid directly by the Company.

(3) Mr. Anselmo is employed and compensated by Tri-Con Mining Ltd., which provides management and mining exploration and development services to the Company.

(4) Includes options exercisable at $0.88 to purchase 1,000,000 shares granted to Mr. Anselmo and 200,000 shares granted to Mr. Tangen.

     Option/SAR Grants and Exercises. At the Annual General Meeting held on May 15, 1995, the Members approved the adoption of the Company's 1994 Stock Option Plan and the grant, pursuant to that Plan, of options exercisable at $0.88 per share to purchase 1,000,000 and 200,000 Common Shares, respectively, to Garry L. Anselmo and J.P. Tangen, and 50,000 options exercisable at $0.88 per share to each of the Company's two independent directors. In addition, on December 12, 1995 and 1996 under the same plan the Company's two non-employee directors received additional grants of options to purchase 50,000 shares each per year, exercisable at $0.50 per share for the 1995 options and $__ per share for the 1996 options.

     Long-Term Incentive Plans and Defined Benefit Plans. Except as described above and below, the Company does not have any long-term incentive plan, pension plan, or other compensatory plan for its Executive Officers.

     Performance Graph The following line graph compares the yearly percentage change of the cumulative total member return, assuming reinvestment of dividends for (a) the common stock, (b) the Nasdaq Market Index, and (c) the value of an index comprised of the common stock of 96 companies in the mining industry. The comparison shown in the graph is for the Company's fiscal years ended November 30, 1990, 1991, 1992, 1993, 1994, 1995 and 1996. The cumulative total member return on the Company's common stock was measured by dividing the difference between the Company's share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period, the calculation of the cumulative member return on the Common stock did not include dividends.

                               [GRAPHIC OMITTED]


                       1991     1992     1993     1994     1995     1996
-------------------  -------  -------  -------  -------  -------  -------
SILVERADO MINES LTD   100.00   419.90  1519.51   659.82   359.88   419.90
INDUSTRY INDEX        100.00    64.28   111.83   120.30   140.07   151.32
BROAD MARKET          100.00   107.41   127.85   137.69   174.57   216.60

     Compensation of Directors. Directors of the Company receive no fees on an annual or per meeting basis, but the Company has periodically granted to directors Options to purchase Common Shares. In accordance with the formula plan provisions of the Company's 1994 Stock Option Plan, on December 12 of each year 50,000 options, exercisable at the current market price of the Common Stock, are automatically granted to each "disinterested" director.

     Employment Contracts and Termination and Change in Control Arrangements. Mr. J.P. Tangen was employed as the Company's President and CEO commencing November 1, 1994, pursuant to an employment contract providing for a salary of $10,000 per month, net of taxes. Mr. Tangen's employment contract provides that he will be entitled to receive a termination payment equal to one year's salary in the event his employment is terminated for any reason other than his willful misconduct. In May 1995 the Board of Directors adopted and is submitting for approval at the 1997 Annual General Meeting, an agreement to compensate Garry L. Anselmo, Chairman, in the event he leaves the Company following a Change in Control (as defined in the Agreement) of the Company. Mr. Anselmo abstained from voting on the agreement. See Proposal Three, below.

     Compensation Committee Interlocks and Insider Participation. During the fiscal year ended November 30, 1996, the Company's Compensation Committee took action by unanimous written consent 11 times. K. Maxwell Fleming and James F.
Dixon are the Board members on the Compensation Committee. During the 1996 fiscal year, two of the Company's four directors served as executive officers. Neither of those executive officer/directors, Garry L. Anselmo and J.P. Tangen, participated in deliberations concerning executive officer compensation. Mr. Anselmo, a director of the Company, is also its Chairman and Chief Operating Officer and until November 1, 1994 served as the Company's President and Chief Executive Officer. Mr. Anselmo is president, a director, and a principal shareholder of Tri-Con Mining Ltd. ("Tri-Con"), which provides management and mining exploration and development services to the Company and is compensated pursuant to a Management and Mining Exploration and Development Agreement between the Company and Tri-Con. Tri-Con owns 100% of the shares of Tri-Con
Mining, Inc. and Tri-Con Mining (Alaska) Inc. These companies (the "Tri-Con Group") carry on business as mining exploration and development contractors, and have been employed by the Company under contract since 1972 to carry out all its field work programs and to provide most administrative and management services. Services of officers and directors of the Tri-Con Group who are also officers and directors of the Company are not charged.

     Because Mr. Anselmo is a shareholder, director and officer of Tri-Con, and because Tri-Con Group conducts exploration and development work on its own behalf, opportunities for conflict of interest among these companies may arise with respect to allocation of resources, efforts and expenses. Accordingly, all arrangements between the Company and the Tri-Con Group are submitted for approval to the directors of the Company who are not affiliated with Tri-Con. The Company believes that its arrangements with the Tri-Con Group are at least as favorable to the Company as could be obtained from unrelated parties having similar capability. The aggregate amount charged by the Tri-Con Group for services during the fiscal year ended November 30, 1996, was $____________, which was $_______ in excess of costs incurred by Tri-Con to provide those services.

     J.P. Tangen, who has served as a director of the Company since November 1, 1994, was also elected to serve as the Company's President and CEO on that date. During the fiscal year ended November 30, 1996, Mr. Tangen did not participate in deliberations concerning executive officer compensation. The employment contract between the Company and Mr. Tangen, which establishes Mr. Tangen's compensation and benefits, was considered and approved by the Board of Directors prior to Mr. Tangen's election as a director and officer.

                               Proposal Number One
                              Election of Directors

     The directors of the Company are elected annually and hold office until the next annual general meeting of members or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying Form of Proxy intend to vote for the nominees listed below. Management does not contemplate that any of these nominees will be unable or unwilling to serve as a director. If for any reason, any of them shall be unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by Management unless authority to vote the proxies in the election of directors is withheld.

     Pursuant to Section 135 of the British Columbia Company Act advance notice of the meeting was published in The Vancouver Province newspaper on January __, 1997 inviting written nominations for directors. No such nominations have been received by the Company.

     The number of directors is presently fixed at four. The persons named in the following table are Management's nominees to the Board.


Name and Position                    Date First
with the Company             Age     Appointed       Principal Occupation
--------------------------  -----  ---------------   ----------------------------------
Garry L. Anselmo(1)           53     May 4, 1973     Chairman of the Board and Chief
Chairman, COO and Director                           Operating Officer of the Company

J. P. Tangen                  52     November 1,     President and Chief Executive and
President, CEO, CFO and                 1994         Financial Officer of the Company
Director

K. Maxwell Fleming(1)(2)      59    July 24, 1979    Self-Employed Chartered
Director                                             Accountant

James F. Dixon(1)(2)          47     May 6, 1988     Barrister & Solicitor,
Director                                             Shandro, Dixon & Edgson
--------------------------  -----  ---------------   ----------------------------------

(1)  Member of the Company's Audit Committee.
(2)  Member of the Company's Compensation Committee.

     Mr. Anselmo is Chairman of the Board of Directors and Chief Operating Officer of the Company and of its wholly owned subsidiary, Silverado Mines (U.S.), Inc. ("Silverado (US)"). From May 1973 until November 1994 he served as the Company's President and Chief Executive

Officer. Mr. Anselmo founded Tri-Con Mining Ltd. ("Tri-Con"), a private mining exploration and development services company in 1968 and is currently a member, director and President of Tri- Con. He is also President and a director of Tri-Con's United States operating subsidiaries, Tri-Con Mining, Inc. and Tri-Con Mining (Alaska), Inc. (see: "Compensation Committee Interlocks and Insider Participation" herein).

     Mr. Tangen is President, Chief Executive Officer, Chief Financial Officer and a director of the Company and President, Chief Executive Officer, Chief Financial Officer and a director of Silverado (US). Prior to joining the Company in November 1994, Mr. Tangen served as Regional Solicitor for Alaska for the United States Department of the Interior. Before that, Mr. Tangen was engaged in the private practice of law in Alaska for fifteen years.

     Mr. Fleming is a director of the Company and a member of its Audit and Compensation Committees. He also serves as a director of Silverado (US). Mr. Fleming is a Chartered Accountant.

     Mr. Dixon is a director of the Company and a member of its Audit and Compensation Committees. He also serves as a director of Silverado (US). He has been engaged in the private practice of law since 1973 and has been a partner with Shandro Dixon Edgson, Barristers & Solicitors, of Vancouver, BC since 1985.

                               Proposal Number Two
                             Appointment of Auditors

     Unless such authority is withheld, the persons named in the accompanying form of proxy intend to vote for the reappointment of KPMG Peat Marwick Thorne, Chartered Accountants of Vancouver, British Columbia, as Auditors of the Company to hold office until the next annual general meeting of members and for the authorization of the directors to fix their remuneration. KPMG Peat Marwick Thorne has served as Auditors of the Company since 1981. A representative of KPMG Peat Marwick Thorne is expected to be present at the Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

                              Proposal Number Three
                          Change of the Company's Name

     The Board of Directors is asking the Members to consider and vote upon a proposal to amend the Company's Memorandum of Incorporation to change the name of the Company to "Silverado Gold Mines Ltd." Management believes that this change in the Company's name will more closely identify the Company with its primary business, gold mining. On many occasions in the past potential investors as well as other interested members of the public have expressed surprise that the Company is in the gold mining business and not in the silver mining business. While the Company also has a significant silver prospect in British Columbia at French Peak which could result in the Company's presence in the silver mining business one day, nonetheless, Silverado is a gold mining company at this time, and Management believes "gold" should be a part of the Company's name.

Consistent with this name change, the Company recently changed its NASDAQ trading symbol from "SLVRF" to "GOLDF" for the purpose of making it easier for new investors to remember the symbol and to access the Company's share price. Management is strongly of the view that the future price of gold will escalate and that as potential investors in gold stocks are seeking out companies in which to invest, it will be easier to find Silverado if the word "gold" is generally associated with the name of the Company.

     This change in name will result in a change in the "CUSIP" number (used to identify, and necessary for trading, publicly traded securities) assigned to the Company's Common Stock. Due to the change in the Company's name and the CUSIP number assigned to the Common Stock, Members will be required to exchange their Common Stock certificates bearing the current CUSIP number for "New Common Stock Certificates" bearing the new CUSIP number. New Common Stock Certificates may be obtained by surrendering the current Common Stock certificates to the Company's Transfer Agent, Montreal Trust Company, 510 Burrard Street, Vancouver, British Columbia V6C 3B9. Until June 1, 1997 the Company will pay the Transfer Agent's charges for issuing New Common Stock Certificates in exchange for the Company's Current Common Stock certificates. After June 1, 1997 Members will be required to pay the charge of $3.00 per certificate for each New Common Stock Certificate issued in exchange for currently outstanding Common Stock certificates.

     The Board of Directors unanimously recommends a vote "FOR" the approval of the Amendment.

     Approval of Proposal Three is a Special Resolution which requires the affirmative vote of not less than three-quarters of the votes cast by the Members voting at the Meeting.

                              Proposal Number Four
     To increase the number of authorized Common Shares from 75,000,000 to
                              100,000,000 shares.

     At the Annual Meeting, the Members of the Company will consider and vote upon the adoption of an ordinary resolution to amend the Company's Memorandum of Incorporation (the "Amendment") to increase the number of authorized shares of the Company's Common Stock from Seventy-Five Million (75,000,000) to One Hundred Million (100,000,000).

     On February __, 1997, there were _________ shares of Common Stock issued and outstanding. This number does not include ___________ shares reserved for issuance under outstanding options to purchase shares of Common Stock, _______ shares of Common Stock reserved for issuance under options authorized but not yet granted pursuant to existing stock option plans, _______ shares reserved for issuance in connection with a private placement being conducted by the Company, and 1,000,000 shares of Common Stock issuable upon the conversion of the Company's outstanding 8% Convertible Callable Debentures. As of such date, therefore, there were only ________ unreserved shares of Common Stock available for issuance.

     The authorized number of shares of Common Stock was increased at the Annual Meeting of Members held May 13, 1996 from 50,000,000 to 75,000,000 shares of Common Stock. However, the Board of Directors has deemed it advisable and in the best interests of the Company and its Members to amend the Memorandum of the Company to provide that the authorized number of shares of Common Stock be increased another 25,000,000 to 100,000,000. The Board of Directors determined that the previous increase is not sufficient to accomplish the Company's objectives, as described below.

     The purpose of such increase in the authorized number of shares of Common Stock is to place the Company in a position where it will continue to have a sufficient number of shares of authorized and unissued Common Stock available to be issued for or in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors, including:

     a. the issuance of Common Stock in connection with any desirable acquisitions which may be presented to the Company;

     b. the payment of stock dividends, if the Board of Directors should deem it advisable;

     c. the issuance of Common Stock upon exercise of options granted under the Company's various stock option plans;

     d. the issuance of Common Stock upon the conversion of the Company's outstanding Debentures or other securities convertible into Common Stock which may be outstanding from time to time; and

     e. the issuance of Common Stock in connection with an offering to raise capital for the Company.

     Implementation of this Proposal would provide the Company with increased flexibility in the future to utilize the Common Stock for the above purposes as a means to finance future growth of the Company without the delay and expense incident to the holding of a special meeting of Members to consider any specific issuance. Implementation of the Proposal may also help to mitigate the uncertainties and risks of disruption of existing and potential business relationships, including banking arrangements with parties who may in the future become concerned about changes in control of the Company. The Company may be less able to attract business partners willing to make long term plans and commitments if the Company is perceived to be vulnerable to a takeover or there is uncertainty as to the Company's plans and objectives. The Company is not presently aware of any plans to attempt to acquire the Company.

                Certain Effects of Authorized But Unissued Stock.
                -------------------------------------------------

     Since holders of Common Stock have no preemptive rights, any issuance of newly authorized shares of Common Stock (other than in connection with stock dividends and stock splits) would cause a dilution of the percentage of equity ownership, voting rights and net earnings and net book value per share of all existing Members.

     One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board of Directors of the Company to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Company.

     Although the Amendment might have such effect, the Amendment has been proposed by the Board of Directors for the reasons set forth above and not for anti-takeover reasons. The Company is not aware of any present effort to accumulate shares of Common Stock or to attempt to change control of the Company. The Company has no present intent to issue additional shares of Common Stock either to the current principal Members, the directors, the executive officers, or any other person or entity except under the Company's stock option plans or pursuant to the conversion of outstanding Debentures, or to issue any material amount of shares in connection with any acquisition to any other person or entity.

     The Board of Directors unanimously recommends a vote "FOR" the approval of the Amendment.

     Approval of Proposal Four is an Ordinary Resolution which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Meeting.

           GENERAL DISCUSSION RELATING TO PROPOSALS FIVE THROUGH EIGHT
           -----------------------------------------------------------

     The unanimous decision of the Board of Directors to recommend approval of Proposals Five through Eight is to a great extent based upon the Board's belief that the Company's potential value, and the value of its mining properties, is not adequately reflected in its current share price. For this reason, management believes that a larger mineral resource company might seek to acquire voting control of the Company in order to "strip" the Company's properties, resulting in a "shell" company, or one with greatly reduced assets, which would decrease the value of the Company to its other Members.

     One of the classic problems associated with valuing the assets of a mining company is assigning worth to its undeveloped properties. Because of the long lead time associated with bringing a mining property into production and global fluctuations of prices for commodities such as precious metals, even if the amount of metal in the ground can be accurately assessed and the cost of recovery effectively approximated, the value of the property in question is invariably elusive.

Further, the vagaries of mining, including costs of governmental regulation and dependability of the labor force, frequently result in a practice by mining companies of understating the actual value of a property until the resource is exhausted and production is complete. While the Company has attempted to assign as true a value to its numerous properties as it reasonably can, those values necessarily are subject to readjustment in retrospect. The range of values which such uncertainty requires may result in an effort by a resource development company to absorb the Company by acquiring stock at the low end of its trading cycle, then vending the individual properties independently to entities which it controls and realizing a substantial appreciation through the subsequent development of the property, all to the substantial detriment of the Company's present Members.

     For nearly 24 years the Company has been slowly and deliberately accumulating potentially rich mineral properties throughout Alaska and British Columbia. The current portfolio consists of a number of highly attractive assets. The Company's focus on the Fairbanks Mining District, in particular, has been vindicated in the past two years by the flurry of attention by major mining companies in that area, and most specifically by the release of airborne photographic data by the State of Alaska in January 1995 featuring the anomalous geophysical features of the immediate environs. The Company strongly believes that these properties are of immense value but recognizes that this value could never be objectively established prior to mining. A raiding resource development company, appreciating the value of these properties, could easily deprive the Members of the Company of the ultimate value of these assets under circumstances in which resistance would be impossible. The proposals which follow will not prevent a corporate raid, but they will ensure that Management will have an adequate opportunity to evaluate take-over proposals and negotiate the best possible deal for the Members.

     Management is not aware of any proposed, threatened or contemplated takeover or accumulation of Company shares by any party. However, as a long-term strategy, the Board of Directors believes it is in the best interest of the Company and its Members to adopt the measures proposed in Proposals Five through Eight in order to provide a means for Management to effectively deal with an "unfriendly acquisition" by encouraging potential acquirors to negotiate directly with the Board of Directors. Management believes the Board of Directors is in the best position to negotiate on behalf of all Members, evaluate the adequacy of any potential offer, and protect Members against potential abuses during any takeover process, such as partial and two-tiered tender offers, which do not treat all Members fairly and equally. Management believes that the measures set forth in Proposals Five through Eight will allow the Board adequate time and flexibility to negotiate on behalf of the Members and enhance the Board's ability to negotiate the highest possible bid from a potential acquiror, develop alternatives which may better maximize Member values, preserve the long-term value of the Company for the Members, and ensure that all Members are treated fairly and equally.

     The effect of these proposals is to increase the likelihood that a potential purchaser will seek to negotiate directly with the Board of Directors and Management in order to gain control of the Company or its assets. These proposals, in addition to the existence of authorized but unissued Common Stock (as to which existing Members have no preemptive or other such rights), may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. Members should be aware that adoption of these proposals will make changes in the Board of Directors and the transactions described in the proposals more difficult to effect, even if such changes and transactions are favored by some or a majority of the Members. To ensure that the measures may not be circumvented, each of Proposals Five through Eight will provide that it can not be amended or repealed without approval of the holders of at least 66 2/3% of the outstanding voting stock.

     These measures may not be used by management to arbitrarily rebuff and decline all offers. The Board has a fiduciary duty to the Company's Members to evaluate the merits of any unsolicited offer to acquire the Company, and that duty would be violated if the Board used any of these measures to entrench existing Management without regard to the merits of an acquisition offer being made. The existence of anti-takeover measures does not alter the fiduciary obligations of the directors.

     Proposals Five through Eight are designed to help ensure the fair treatment of the Members of the Company in takeover situations, and are not intended to prevent or discourage tender offers for the Company in which Members have the opportunity to receive substantially the same price for all of their shares. These measures are not intended to prevent a takeover on terms that are fair and equitable to all Members. The Board of Directors will have the flexibility to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and to be in the best interests of all Members. The Board of Directors believes that rather than deterring good-faith negotiations between a potential acquiror and the Board, these measures will assist the Board to maximize the price paid to Members in the event the Company is acquired.

     For the reasons discussed above the Board of Directors unanimously recommends that Members vote "FOR" Proposals Five through Eight.

                              Proposal Number Five
           To approve an employment severance agreement with Garry L.
       Anselmo, the Company's Chairman, pursuant to which he will be paid
                  $4,000,000 in the event he leaves the employ
         of the Company following a "Change in Control" of the Company.

     Since the Company's founding in 1972, Garry L. Anselmo has served as the Chairman of its Board of Directors, and, until 1994, he also served as President, Chief Executive Officer and Chief Operating Officer. In these various capacities he has brought the Company to its present status. During this period, Mr. Anselmo has placed his personal assets at risk repeatedly as necessary to provide security for loans or other funding to the Company. Mr. Anselmo has never drawn a salary or other form of compensation from the Company. Although he has been compensated by Tri-Con Mining Ltd. ("Tri-Con") during this period, Tri-Con has never charged the Company for any compensation Mr. Anselmo received for work on behalf of the Company. In addition, Mr. Anselmo has occasionally authorized the advance of Tri-Con funds to the Company, and Tri-Con was the last creditor from the Company's unprofitable years to be repaid. Now that the Company has demonstrated an ability to produce gold at a profit it appears that corporate profitability will ensue. Because the Company holds valuable assets in the Fairbanks, Alaska, Mining District which is the focus of significant pre-production activity by major gold mining companies, as well as elsewhere, Management believes the Company's Members are at risk of being victimized by a hostile take-over attempt. While the Board of Directors of the Company, including the Chairman, have an obligation to consider any offer to acquire the assets of the Company and to act in the best interest of the Members, not all take-over attempts are fair.

     By approving this proposal, the Members of the Company will simultaneously achieve two objectives: first, it will ensure that the Chairman is adequately compensated for his many years of dedicated and loyal service; and second, it will ensure that any take-over attempt will be initiated only by an entity which is prepared to make a significant dollar commitment to the effort. The Board of Directors, at a meeting held on May 11, 1995, voted unanimously to approve a severance agreement for Mr. Anselmo in the amount of $6,000,000. Mr. Anselmo did not participate in the deliberations and did not vote on the severance agreement at the Board meeting. In addition, Mr. Anselmo will abstain from voting his shares on this proposal at the Annual General Meeting. In the past year the Board and Mr. Anselmo have agreed to reduce the severance amount to $4,000,000.

     This severance agreement will only be implemented in the case of a "Change in Control" of the Company, as that term is defined in Proposal Eight, below, coupled with the termination of Mr. Anselmo's employment with the Company without his consent following such a Change in Control. In the event of a friendly change in control, the severance agreement will presumably not be triggered because either Mr. Anselmo will not be terminated (or he will retire, in which case he will have consented to his termination) or the requisite consent of a majority of the Board of the Directors will have been obtained.

     The Board of Directors unanimously recommends a vote "FOR" Proposal Five.

     Approval of Proposal Five is an Ordinary Resolution which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Meeting.

                               Proposal Number Six
   To amend the Company's Articles of Incorporation to add new Parts 20 and 21

          The Board of Directors is proposing the following Special Resolution:

          "Resolved, as a Special Resolution, the Company's Articles be altered by the addition of new Parts 20 and 21, as follows:

          Part 20 Certain Business Combinations
          ------- -----------------------------

          20.1 The Company may not consummate a "Business Combination" with any "Interested Member" for a period of three years following the date that such Member became an Interested Member unless the Business
          Combination:

          a. (i) is approved by the holders of a majority of the outstanding voting stock of the Company held by Members other than Interested Members; or

               (ii) is approved by a majority of the Board of Directors who are not Interested Members and who were members of the Board of Directors prior to the time that the Interested Member became an Interested Member; and

          b.   is made at a price per share  which is no less than the higher of
               (i) the price offered in any tender offer, as defined by rules of the Securities and Exchange Commission ("SEC"), in which any Interested Member participated, or (ii) the average of the closing sale price of the Company's Common Stock as reported by NASDAQ during the period of six years immediately preceding the business combination.

               A "Business Combination" means merger, asset sale, acquisition, disposition, or any other transaction involving assets or consideration with a value equal to at least 10% of the Company's net worth, determined by the Company's most recent audited balance sheet.

               An "Interested Member" means a person who:

          a. announces or publicly discloses a plan or intention to become the beneficial owner of voting stock of the Company representing ten percent or more of the Company's outstanding voting stock; or

          b. at any time within the three year period immediately prior to the date in question beneficially owned ten percent or more of the Company's outstanding voting stock; or

          c. is an affiliate or associate (within the meaning of those terms in the Company Act of British Columbia) of the foregoing.

               20.2 This Part 20 may not be repealed, amended or modified except with the approval of the greater of: a) 75% of votes cast in person or by proxy at the meeting; or b) the holders of a majority of the Company's outstanding voting shares held by Members other than Interested Members."

          Part 21 Equal Treatment of Members
          ------- --------------------------

          21.1 No bidder shall make a tender offer to Members unless:

          a. The tender offer is open to all Members of the class of securities subject to the tender offer; and

          b. The consideration paid to any Member pursuant to the tender offer is the highest consideration paid to any other Member during such tender offer.

          21.2 This part 21 may not be repealed, amended or modified except with the approval of the greater of: a) 75% of votes cast in person or by proxy at the meeting; or b) the holders of a majority of the Company's outstanding voting shares held by Members other than Interested Members.

               Proposal Six is designed to discourage a tender offer followed by a second-step freeze out merger (i.e., a tender offer in which a lower price is offered for shares not immediately tendered or those above a certain percentage of outstanding shares, with the intent of freezing out by merger any Members who refuse the lower tender offer price) by requiring that any potential purchaser, in order to be able to consummate a second-step merger, must comply with the specified procedure. The effect of this is to increase the likelihood that a potential purchaser will seek to negotiate directly with the Board and Management in order to get the required approval of the Members or the Board of Directors and to decrease the likelihood that any person would attempt to take control of the Company by means of an unsolicited tender offer followed by a second-step merger. The majority vote requirement would not apply to: (1) any Business Combination that did not involve an Interested Member; and (2) any Business Combination which was approved by a majority of the Board of Directors who are unaffiliated with the Interested Member and who were members of the Board prior to the time that the Interested Member became an Interested Member. Any Business Combination involving an Interested Member must meet the "fair price" guidelines.

               This Proposal also would not allow a bidder to make a tender offer to only residents of one country. Although some protection against discriminatory offers is already provided under the U.S. securities laws, this new Part 21 would prevent all such discriminatory offers with respect to the Company's Common Stock.

               As set forth above under "General Discussion Relating to Proposals Five through Eight," Management believes that measures such as this may better maximize the value of Members' investment in the Company and ensure that all Members are treated fairly and equally. Proposal Six would also have the effect of giving the holder of a minority of the total shares outstanding and entitled to vote a veto power over a merger which a majority of Members may believe is desirable and beneficial, unless the Board of Directors voted in favor of such a merger.

     Both Parts 20 and 21 include a provision prohibiting amendment by less than
a) 75% of the votes cast at a meeting, or b) a majority of the outstanding shares, excluding shares held by Interested Members, to prevent its nullification by holders of a lesser percentage of shares who might repeal this provision and proceed to approve such a Business Combination or a tender offer.

     The Board of Directors unanimously recommends a vote "FOR" Proposal Six.

     Approval of Proposal Six is a Special Resolution which requires the affirmative vote of not less than three-quarters of the votes cast at the Meeting.

                              Proposal Number Seven
              To amend the Company's Articles to repeal and replace
                        Part 6 and to add a new Part 22

     The Board of Directors is proposing the following Special Resolution:

     "Resolved, as a Special Resolution, that the Company's Articles be altered by repealing the existing sections 6.1 and 6.2, and replacing them with the following, and by the addition of the following new Part 22:

     Part 6        Purchase and Redemption of Shares
     ------        ---------------------------------

     6.1 Subject to Part 22, the Company may purchase any of its shares unless the special rights and restrictions attached thereto otherwise provide.

     6.2 Subject to Part 22, if the Company proposes to redeem some but not all of the shares of any class, the Directors may, subject to the special rights and restrictions attached to such class of shares, decide the manner in which the shares to be redeemed are to be selected.

     Part 22        Certain Company Purchases of Stock
     -------        ----------------------------------

     22.1 The Company may not purchase any shares of the Company's voting stock, or any securities which are convertible into shares of the Company's voting stock, from any "Interested Member" for a period of three years following the date that such Member became an Interested Member unless the purchase of such shares:

     a. (i) is approved by the holders of a majority of the outstanding voting stock of the Company held by Members other than Interested Members; or

          (ii) is approved by a majority of the Board of Directors who are not Interested Members and who were members of the Board of Directors prior to the time that the Interested Member became an Interested Member; and

     b. is made at a price per share which is not in excess of the average of the closing bid price of the Company's Common Stock as reported by NASDAQ during the period of six years immediately preceding the date the Interested Member became an Interested Member.

     22.2 An "Interested Member" means a person who:

     a. announces or publicly discloses a plan or intention to become the beneficial owner of voting stock of the Company representing ten percent or more of the Company's outstanding voting stock; or

     b. at any time within the three year period immediately prior to the date in question beneficially owned ten percent or more of the Company's outstanding voting stock; or

     c. is an affiliate or associate (within the meaning of those terms in the Company Act of British Columbia) of the foregoing.

     22.3 This Part 22 shall not apply to any convertible security outstanding prior to the date of the adoption of this Part 22 nor to any security issued pursuant to any stock option or bonus plan or other compensatory plan or arrangement which is in effect on the date this
          Part 22 is approved by the Members of the Company.

     22.4 This Part 22 may not be repealed, amended or modified except with the approval of a majority of the Company's outstanding voting stock held by Members other than Interested Members."

     This proposal is intended to discourage parties who might attempt to acquire a number of shares not sufficient to trigger the application to that party of the SEC's tender offer rules, but sufficient to approach management of the Company with the threat of mounting a take-over unless the Company re-purchases those shares at a premium price. This Proposal would ensure that a premium price could not be paid to any Interested Member in connection with a purchase of Common Stock, and that such a purchase could not take place unless the requisite approval of the Members or Board of Directors is obtained. If such approval is obtained, the purchase price by the Company of any stock would be limited to the six year average of the closing bid price as reported by NASDAQ. This Proposal reduces the possibility of the Company's assets being raided by such threats by limiting the dollar amount to be expended in such a repurchase, absent the requisite approval of the Members or the Board of Directors.

     The Board of Directors unanimously recommends a vote "FOR" Proposal Seven.

     Approval of Proposal Seven is a Special Resolution which requires the affirmative vote of not less than three-quarters of the votes cast at the Meeting.

                              Proposal Number Eight
              To amend the Company's 1994 Stock Option Plan and all
                stock option agreements outstanding with officers
                          and directors of the Company

     At the Annual General Meeting the Members will consider and vote upon an amendment to the Company's 1994 Stock Option Plan and amendments to all stock option agreements outstanding with the Company's officers and directors (collectively, the "Amendments"). The Amendments provide that in the event of a Change in Control of the Company (as defined below), all then outstanding options would immediately become vested and exercisable at the lower of the stated option price or the Change in Control Price (as defined below).

     The Amendments define "Change in Control" as:

     (i) the acquisition, directly or indirectly, by a person (other than the Company, one of its subsidiaries, or a Company employee benefit plan or trustee thereof) of securities representing 20% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors; or

     (ii) approval by the Members of any Business Combination without obtaining approval by a majority of the Board of Directors prior to the consummation of the Business Combination.

     The Amendments define "Business Combination" as a merger, asset sale, acquisition, disposition or other transaction:

     (i) involving assets or consideration with a value equal to 10% of the Company's net worth, as determined by the Company's most recent audited balance sheet;

     (ii) resulting in the voting securities of the Company outstanding immediately prior thereto no longer representing more than 50% of the voting power of the Company's securities immediately after the transaction; or

     (iii) resulting in a change in the composition of the Board of Directors of the Company such that fewer than a majority of the directors are Incumbent Directors.

     "Incumbent Directors" means directors who were elected prior to a Change in Control.

     The "Change in Control Price" shall be the lower of the following:

     (i) the lowest closing bid price of the Company's Common Stock as reported by NASDAQ at any time within the 60-day period immediately preceding the date of the Change in Control; or

     (ii) the lowest price paid or offered per share of the Company's Common Stock in any bona fide transaction or bona fide offer related to the Change in Control for the 60-day period immediately preceding the date of the Change in Control.

     The purpose of these provisions regarding events of acceleration is to protect the rights of participants under the Company's 1994 Stock Option Plan and officers and directors pursuant to other stock option agreements to exercise outstanding stock options and to receive the underlying stock in the event of a Change in Control of the Company. These provisions are also intended to deter a hostile take-over of the Company which is not deemed by the Board of Directors to be fair to all Members by permitting the Board to increase the ownership of Company shares by persons deemed to be friendly to management.

     The Board of Directors unanimously recommends a vote "FOR" Proposal Eight.

     Approval of Proposal Eight is an Ordinary Resolution which requires the affirmative vote of a simple majority of the votes cast in person or by proxy at the Meeting.

                                  Other Matters

     Management of the Company knows of no other matters to come before the Meeting other than those referred to in the Notice of Annual General Meeting accompanying this Proxy Statement. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the Form of Proxy accompanying this Proxy Statement to vote the same in accordance with their best judgment of such matters.

            Proposals by Members for the 1998 Annual General Meeting

     Member proposals to be included in the Company's Proxy Statement and Form of Proxy relating to the meeting and to be presented at the 1998 Annual General Meeting must be received at the Company's executive offices by _______, 1997.

                               Directors' Approval

     The contents of and the sending of the Notice of Meeting and Proxy Statement have been approved by the Directors of the Company.

     Dated at Vancouver, British Columbia, this ____ day of March, 1997.


BY ORDER OF THE BOARD OF DIRECTORS


                         , Secretary
------------------------